Exhibit 99.3
DEBRA REED ELECTED TO AVERY DENNISON
BOARD OF DIRECTORS
PASADENA, Calif. — October 22, 2009 — Avery Dennison Corporation (NYSE:AVY) today announced that its board of directors has elected Debra L. Reed a director of the Company, effective October 22, 2009.
Reed is president and chief executive officer of San Diego Gas & Electric and Southern California Gas Co., the regulated utilities of Sempra Energy, the San Diego-based Fortune 500 energy services holding company. San Diego Gas & Electric (SDG&E) serves 3.4 million consumers in San Diego and southern Orange counties and Southern California Gas (SoCalGas) is the nation’s largest natural gas distribution utility, serving 20.5 million consumers in central and southern California.
“Debbie Reed brings a rich combination of technical, operating and marketing expertise to our board of directors,” said Dean A. Scarborough, president and chief executive officer of Avery Dennison. “Under her leadership, Sempra’s utilities are pioneering the use of information technology such as smart meters to promote energy efficiency. We will benefit from her insights into driving customer-focused change.”
Reed’s 31 years with Sempra Energy have included roles in human resources, administrative services, engineering, and marketing, as well as senior leadership. She was appointed president and CEO of SDG&E and SoCalGas in October 2006 after six years in senior leadership roles at both utilities, among them chief operating officer and chief financial officer as well as president. Before that, Reed served as president of Energy Distribution Services at SoCalGas, overseeing the company’s operations for residential, small commercial and industrial customers. From 1995 to 2000, she served as senior vice president of SoCalGas.
Reed serves on the board of directors for Halliburton Company; the Jacobs School of Engineering of the University of California, San Diego; the Precourt Institute for Energy Efficiency at Stanford University; and the San Diego Regional Economic Development Corp. She is also a member of The Trusteeship, an affiliate of the International Women’s Forum.

Reed is the recipient of numerous awards and recognition, including the California Science Center’s “Woman of the Year” award and the League of Women Voters Glass Ceiling Award. She graduated summa cum laude from the University of Southern California with a bachelor’s degree in civil engineering.
Avery Dennison is a recognized industry leader that develops innovative identification and decorative solutions for businesses and consumers worldwide. The Company’s products include pressure-sensitive labeling materials; graphics imaging media; retail apparel ticketing and branding systems; RFID inlays and tags; office products; specialty tapes; and a variety of specialized labels for automotive, industrial and durable goods applications. A FORTUNE 500 Company with sales of $6.7 billion in 2008, Avery Dennison is based in Pasadena, California and has more than 32,000 employees in over 60 countries. For more information, visit www.averydennison.com.